Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated April 10, 2013 with respect to the consolidated financial statements included in the Annual report on Form 10-K for the year ended December 31, 2012 and 2011 of EnerJex Resources, Inc., which are incorporated by reference in this Registration Statement on Form S-1. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports, and to the use of our name as it appears under the caption "Expert."

/s/ Samyn & Martin, LLC
Samyn & Martin, LLC (formerly Weaver Martin & Samyn, LLC)
Certified Public Accountants

Kansas City, Missouri

October 20, 2014